Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated February 19, 2004 accompanying the consolidated financial statements of MediaWorx, Inc. for the year ended December 31, 2003, which is incorporated in this Registration Statement. We consent to the incorporation in the Registration Statement of the aforementioned report.



/s/ ROBISON, HILL & CO.
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    ROBISON, HILL & CO.

Salt Lake City, UT
December 7, 2004